EXHIBIT 10.17
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                                 TAX AGREEMENT


      THIS TAX AGREEMENT (this "Agreement") is entered into as of December 29, 2000, by and among Northbrook Corporation, a Delaware corporation ("Parent") and Amfac/JMB Hawaii, L.L.C., a Hawaii limited liability company ("AHI").

      WHEREAS, Parent is the common parent of an affiliated group of corporations as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      WHEREAS, Parent, as successor in interest to Amfac, Inc., a Hawaii corporation, and AHI, as successor in interest to Amfac/JMB Hawaii, Inc., a Hawaii corporation, are currently parties to a Tax Sharing Agreement dated as of February 27, 1989 (the "Prior Agreement");

      WHEREAS, AHI is the owner, directly or indirectly, of various subsidiary corporations which are identified on Schedule A hereto;

      WHEREAS, the parties desire to terminate the Prior Agreement and to agree, as to taxable periods after 2000 Taxable Year as defined below, upon the method set forth in this Agreement for determining the financial consequences to Parent and the AHI Group (as defined below) for filing consolidated federal income tax returns by Parent; and

      WHEREAS, the parties desire to set forth the continuing rights and obligations of AHI for the taxable periods that were covered by the Prior Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

      1.    DEFINITIONS

      (a) Terms used in this Agreement shall have the meanings ascribed to them in the Code, and the regulations and rulings issued thereunder, as from time to time in effect. Concepts referred to in this Agreement shall be interpreted in view of the provisions of the Code and the regulations and rulings thereunder then in effect.

      (b) For purposes of this Agreement, the terms set forth below shall be defined as follows:

            (i) "AHI GROUP ESTIMATED TAX LIABILITY" means the hypothetical estimated consolidated federal income tax liability for the AHI Group determined in accordance with the principles of paragraph 1(b)
(iv).

            (ii) "AHI GROUP" means AHI as if it were a separate corporation and the hypothetical common parent of an affiliated group of corporations and each AHI Subsidiary.

            (iii) "AHI GROUP MEMBER" means AHI as if it was a separate corporation and each AHI Subsidiary.










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            (iv)  "AHI GROUP TAX LIABILITY" means the hypothetical federal income tax liability of the AHI Group for a taxable year after 2000 Taxable Year, determined as if (a) AHI were treated as a separate corporation for federal income tax purposes and was the common parent of the AHI Group, and
(b) the AHI Group had filed its own separate federal income tax consolidated return for such taxable year and all prior taxable years (if any) after the 2000 Taxable Year. Such hypothetical federal income tax liability shall be finally determined no later than ten days after the date of the filing of the Consolidated Return of the Group for such taxable year and shall reflect any tax elections, conventions, treatments or methods which are actually utilized by the Group in its Consolidated Return. For the avoidance of doubt, AHI Group shall be treated as having available as loss or credit carryovers for purposes of computing AHI Group Tax Liability all losses or credits generated by any AHI Group Member during any taxable year after 2000 Taxable Year ("Post-2000 Losses"). Notwithstanding the foregoing, (i) the AHI Group shall not be entitled to any reimbursement for losses or credits generated by an AHI Group Member except to the extent such payment is an AHI Group Tax Refund; (ii) AHI Group shall not be entitled to use Post-2000 Losses to compute AHI Group Tax Liability for any year to the extent the losses or credits were previously taken into account in computing the AHI Group Tax Liability or AHI Group Tax Refund, (iii) the AHI Group shall not be treated as having available for purposes of computing AHI Group Tax Liability any losses or credits generated by an AHI Group Member in any taxable year prior to its 2001 Taxable Year which, for federal income tax purposes, could be carried to a taxable year after its 2000 Taxable Year, and (iv) the AHI Group shall not be entitled to any reimbursement for losses generated by an AHI Group Member in any year prior to its 2001 Taxable Year.

            (v) "AHI GROUP TAX REFUND" means the hypothetical federal income tax refund for any taxable year after the 2001 Taxable Year to which AHI Group would be entitled, determined in accordance with the principles of paragraph 1(b)(iv), provided, however, that the AHI Group shall not be entitled to use Post-2000 Losses to compute the AHI Group Tax Refund for a given year to the extent the Post-2000 Losses were previously taken into account in computing an AHI Group Tax Liability or AHI Group Tax Refund. Notwithstanding the foregoing, the amount of any AHI Group Tax Refund for a given year shall not exceed the sum of all AHI Group Tax Liabilities previously paid by AHI to Parent less the aggregate of all AHI Group Tax Refunds previously paid by Parent to AHI.

            (vi) "AHI SUBSIDIARY" means each existing or subsequently acquired or newly formed corporation that would be entitled to join in a Consolidated Return with AHI if AHI were a separate corporation and common parent of the consolidated group.

            (vii) "COMBINED RETURN" means any tax return for Other Income Taxes for any taxable year or period after the 2000 Taxable Year in which the tax liability is computed by reference to (1) the income of AHI or any AHI Group Member and (2) the income of the Parent or any Member other than an AHI Group Member

            (viii) "CONSOLIDATED RETURN" means any consolidated federal income tax return.

            (ix) "GROUP" means Parent and all corporations (whether now existing or hereafter formed or acquired) that at the time would be entitled or required to join with Parent in filing a Consolidated Return.

            (x) "MEMBER" means any corporate entity entitled to be included in the Group (for avoidance of doubt, the term includes any corporation that is treated as a division of a Member for federal income tax purposes).

            (xi) "OTHER INCOME TAX RETURN" means any state, local or foreign income tax return which has been, is being or will be filed on or on behalf of any AHI Group Member for any Pre-2001 Group Return Years, whether or not on a separate, combined or consolidated basis.


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            (xii) "OTHER INCOME TAXES" means all state and local income taxes and all income taxes imposed by any foreign jurisdiction or taxing authority.

            (xiii) "PARENT" means Parent, or any successor common parent corporation of the group.

            (xiv) "PRE-2001 GROUP YEAR" means any taxable year or portion thereof prior to 2001 Taxable Year during which AHI or any predecessor of AHI was a Member.

            (xv) "PRIOR ADDITIONAL TAX LIABILITY" means any increase in the federal income tax liability of the Group with respect to a Pre-2001 Group Year Consolidated Return (including interest and penalties) resulting from the filing of an amended return, a tax audit or otherwise, beyond the tax liabilities of the Group shown on such Consolidated Return as originally filed.

            (xvi) "2000 TAXABLE YEAR" and "2001 TAXABLE YEAR" mean, respectively, the taxable years of the Group ending December 31, 2000 and December 31, 2001.

      2.    ALLOCATIONS OF CONSOLIDATED FEDERAL INCOME TAX LIABILITY

      (a)   Filing by Parent

      Parent shall continue to file Consolidated Returns for each taxable year ending after the date hereof.

      (b)   Payment of Tax Liability

      For each taxable year or portion thereof after the 2000 Taxable Year during which any AHI Group Member is included in a Consolidated Return with Parent, Parent shall be entitled to, and AHI will pay to Parent, an amount equal to the AHI Group Tax Liability. To the extent that the obligation to pay such amount has not been fully satisfied pursuant to paragraph 2(c) of this Agreement, AHI shall pay any such remaining amount to Parent no later than ten days after receiving notice from Parent, which notice shall not be given earlier than fifteen days before Parent is required to make a corresponding payment on behalf of the Group, or if Parent is not required to make such a payment, no earlier than fifteen days before the last date on which a corporate taxpayer with the same taxable year as Parent would be required to make its final payment of federal income taxes for the taxable year without incurring any penalties or additions to tax.

      (c)   Estimated Payments

      On or before any date on which a corporate taxpayer is required to make an estimated payment of federal income tax under the Code, Parent shall be entitled to, and AHI will make estimated payments to Parent, in an amount such that its aggregate payments under this paragraph 2(c) for the taxable year for which such payments are being made are equal to its aggregate AHI Group Estimated Tax Liability for such taxable year. If the total of such estimated payments made by AHI to Parent with respect to a taxable year shall be in excess of the liability of AHI to Parent pursuant to paragraph 2(b) of this Agreement for such taxable year, Parent shall pay the amount of such excess to AHI no later than the date on which Parent files the Consolidated Return for the Group.

      (d)   Tax Refunds

            (i) Parent shall pay to AHI the amount of the AHI Group Tax Refund with respect to each taxable year ending after the 2001 Taxable Year.





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            (ii)  The payments described in this paragraph 2(d) shall be made not later than ten days after such refund is received by Parent (or would have been received by Parent if the Group were entitled to a refund for such taxable year).

      3.    CHANGES IN TAX LIABILITY

      (a) If the AHI Group Tax Liability is changed as the result of the filing of an amended Consolidated Return or of any final administrative or judicial determination (including a final "determination" as defined in Section 1313(a) of the Code) with respect to Consolidated Returns actually filed by the Group, then the amount of the payments required from AHI to Parent under paragraph 2(b) or the amount of the payment required from Parent to AHI under paragraph 2(d)(i), as the case may be, shall be recomputed by substituting the amount of AHI Group Tax Liability (or AHI Group Tax Refund) after the adjustments described above, plus the amount of any interest or penalties incurred with respect to such adjustments that are properly allocable (as determined by Parent) to AHI, in place of the AHI Group Tax Liability (or AHI Group Tax Refund), provided that the principles of paragraph 1(b)(iv) shall be applied in connection with such recomputation notwithstanding any contrary determination. If such filing of an amended Consolidated Return or such final determination results in an increase in the AHI Group Tax Liability, AHI shall pay to Parent not later than ten days after such filing or such final determination an amount equal to the excess of the new AHI Group Tax Liability over the amount previously paid to Parent by AHI. If such filing of an amended Consolidated Return or such final determination results in a AHI Group Tax Refund or increases the amount of an AHI Group Tax Refund, Parent shall pay to AHI not later than ten days after such filing or receiving such refund an amount equal to the excess of the new AHI Group Tax Refund over the amount previously paid to AHI by Parent. The parties recognize that such new liability (or refund) for any taxable year is not necessarily AHI's final liability (or refund) for that year, and may be recomputed more than once.

      (b) Payments made pursuant to paragraph (a) shall bear interest in the same manner as any late payment or refund of federal income tax.

      4.    PAYMENT

      Any payment required by AHI to Parent or by Parent to AHI under this Agreement shall be made in cash, unless the recipient party consents to a different form of payment. Notwithstanding the foregoing, Parent may elect, in lieu of making a cash payment, to offset any amount it may owe AHI under this Agreement against amounts AHI owes to Parent including, but not limited to, amounts due Parent for (a) tax related obligations, (b) corporate general and administrative services, (c) corporate allocated charges including, without limitation, the following: (i) out of pocket costs, (ii) allocation of employee costs (on a time basis) for services provided by employees outside of the AHI Group, (iii) self insurance costs attributable to claims against Amber Insurance Company Ltd., and (iv) allocation of third-party costs benefiting the AHI Group; and (d) principal and interest under any and all debt instruments.

      5.    PARENT OBLIGATIONS

      (a) Parent will bear any Prior Additional Tax Liability and shall pay, be responsible for and indemnify and hold harmless all AHI Group Members for any Prior Additional Tax Liability. Any refund of federal income tax (including interest) for or attributable to a Pre-2001 Group Year Consolidated Return shall be paid to, be retained by and be for the sole benefit of Parent. Parent agrees to perform any and all acts, and defray the expenses thereof, in connection with the final determination of the federal income tax liability of all AHI Group Members for any Pre-2001 Group Year Consolidated Return. Parent shall have the sole and exclusive authority and discretion as to deciding what action, if any, should be taken with respect to adjustments of items of income, deductions, or credits attributable to any AHI Group Member for any Pre-2001 Group Year Consolidated Return.


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      (b)   Parent shall pay, be responsible for and indemnify and hold harmless all AHI Group Members for all federal income tax liability of the Group with respect to any Pre-2001 Group Year which is otherwise attributable to or payable by any AHI Group Member (including those taxes payable by a AHI Group Members by reason of its joint liability for all federal income taxes of the Group), including such taxes that are payable with respect to any Pre-2001 Group Year which a tax return has not been filed as of the date hereof. Any refund of federal income tax (including interest and penalties) otherwise attributable to or payable to an AHI Group Member for or attributable to a Pre-2001 Group Year shall be paid to, be retained by and be for the sole benefit of Parent. Parent agrees to perform any and all acts, and defray the expense thereof, in connection with the final determination of the federal income tax liability of any AHI Group Member for any Pre-2001 Group Year. Parent shall have the sole and exclusive authority and discretion as to deciding what action, if any, should be taken with respect to adjustments of items of income, deductions, or credits attributable to any AHI Group Members for any Pre-2001 Group Year.

      (c) With respect to any year or period before 2001 Taxable Year, Parent shall pay, be responsible for and indemnify and hold harmless all AHI Group Members for all Other Income Taxes which are otherwise attributable to or payable by an AHI Group Member. Any refund of Other Income Taxes (including interest and penalties) otherwise attributable to or payable to an AHI Group Members for any such year or period shall be paid to, be retained by and be for the sole benefit of Parent. Parent agrees to perform any and all acts, and defray the expenses thereof, in connection with the final determination of liability for such Other Income Taxes of all AHI Group Members. Parent shall have the sole and exclusive authority and discretion as to deciding what action, if any, should be taken with respect to adjustments of items of income, deductions, or credits of AHI Group Members with respect to any Other Income Tax for any year or period.

      (d) Parent agrees to indemnify, defend and hold harmless all AHI Group Members from and against any liability for taxes under Treas. Reg.
section 1.1502-6 for any taxable year after the 2000 Taxable Year to the extent such liability is attributable to Members other than AHI Group Members.

      6.    EFFECT OF AGREEMENT

      (a) As between Parent and AHI, the provisions of this Agreement shall fix the liability of each to the other as to the matters covered hereunder, even if such provisions are not controlling for tax or other purposes (including, but not limited to, the computation of earnings and profits for federal income tax purposes).

      (b) This Agreement shall be effective as between Parent and AHI in respect of all taxable years after 2000 Taxable Year during which AHI or any AHI Subsidiary is a member of the Group.

      7.    OTHER INCOME TAXES

      The principles and procedures (including the indemnity in paragraph
5) stated in this Agreement shall apply for purposes of allocating any tax liability for any Combined Return for any taxable year or period after 2000 Taxable Year. For instance, if Parent files a Combined Return, AHI shall reimburse Parent for the amount of any tax liability to the extent the tax liability is paid by the Parent and is attributable to the operations of AHI or to any AHI Group Member. For the avoidance of doubt, each member of the AHI Group shall otherwise be responsible for its own Other Income Taxes, and all other taxes.

      8.    TERMINATION OF PRIOR AGREEMENT

      Immediately prior to the date hereof, the Prior Agreement shall terminate and shall have no further effect. Parent and AHI hereby acknowledge and consent to the termination of the Prior Agreement.

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      9.    AGREEMENT OF COOPERATION

      AHI hereby designates Parent irrevocably as its agent with respect to all matters relating to, and for the purpose of taking any and all action necessary, or incidental, to, (i) any Consolidated Returns which have been, are being or will be filed by the Group for any Pre-2001 Group Year, and determining the federal income tax liabilities of any AHI Group Member for all Pre-2001 Group Years; and (ii) any Other Income Tax Returns, and AHI hereby designates Parent as its agent with respect to all matters relating to any Consolidated Returns or Combined Returns for all taxable years and periods after 2000 Taxable Year during which AHI is a Member. AHI agree to cooperate fully in any action or matter, of whatever nature, related to the preparation, filing, audit, examination and contest of such Consolidated Returns, Combined Returns and Other Income Tax Returns including, but not limited to, (a) taking any action and furnishing Parent that is necessary or incidental to such Consolidated Returns, Combined Returns and Other Income Tax Returns or the filing of any procedural requests of whatever nature with the Internal Revenue Service or other relevant taxing authority, (b) cooperating fully in connection with any income tax refund claim and any related administrative or judicial proceeding with respect to any year, (c) taking any action and furnishing Parent with any and all information requested by Parent that is necessary or incidental to the handling of any audit by the Internal Revenue Service or other relevant taxing authority and any related administrative or judicial proceeding for any Consolidated Return, Combined Returns or Other Income Tax Return for any year such return was or is filed by or joined in by any AHI Group Member and cooperating fully with Parent in connection with any such audit or proceeding and (d) paying its share of any costs or expenses incurred by Parent in connection with such preparation, filing, audit, examination or contest, as determined by Parent in good faith.

      10.   MISCELLANEOUS PROVISIONS

      (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

      (b) This Agreement has been made in and shall be construed and enforced in accordance with the law of the State of Illinois from time to time obtaining, without regard to the conflicts of laws provisions thereof.

      (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

      (d) All notices and other communications hereunder shall be deemed to have been duly given if given in writing and delivered by hand or mailed, certified or registered mail, with postage prepaid addressed to the party to which the notice or other communication is given.

      (e) this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (f) the headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      (g) AHI agrees to not unreasonably withhold its consent to any amendment to this Agreement that is proposed by Parent, provided that such amendment cannot reasonably be expected to have the effect of increasing the aggregate amounts payable by AHI to Parent hereunder.








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      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their duly authorized representatives as of the date first above written.


                               NORTHBROOK CORPORATION


                               By:
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                               Its:
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                               AMFAC/JMB HAWAII, L.L.C.


                               By:
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                               Its:
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                                  SCHEDULE A



                               AHI SUBSIDIARIES
                               ----------------

                  Amfac Land Company, Limited

                  Pioneer Mill Company, Limited

                  Waiahole Irrigation Company, Limited

                  Kekaha Sugar Company, Limited

                  Kaanapali Estate Coffee, Inc.

                  Puna Sugar Company, Limited

                  Oahu Sugar Company, Limited

                  The Lihue Plantation Company, Limited

                  Amfac Property Development Corp.

                  KDCW, Inc.

                  Amfac Holdings Corp.

                  Kaanapali Development Corp.

                  Waikele Golf Club, Inc.

                  Amfac Vacations Managers, Inc.

                  H. Hackfeld & Co., Ltd.